EXHIBIT 99.1

America's Car-Mart Reports 37.5% Increase in Diluted Earnings Per Share on Revenue Increase of 20.7%, Now Operating 111 Dealerships; 5.1% of Outstanding Shares Repurchased During Quarter

BENTONVILLE, Ark., Nov. 17, 2011 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for its second fiscal quarter ended October 31, 2011. The Company repurchased 515,642 shares of its common stock during the quarter representing 5.1% of the outstanding shares. On November 17, 2011, the Company's Board of Directors once again re-authorized the repurchase of up to 1 million shares of its common stock under the common stock repurchase program which was last amended and approved on May 26, 2011. Since February 1, 2010, the Company has repurchased 2,184,908 shares (18.6%) of its common stock under this program.

Highlights of second quarter operating results:

  Net income of $7.8 million ($.77 per diluted share) vs. $6.2 million ($.56 per diluted share) for prior year quarter (37.5% increase in diluted earnings per share)
  Revenue increase of 20.7% to $110.8 million from $91.8 million for the prior year quarter with same store revenue growth of 13.7%
  Retail unit sales increase of 17.6% to 9,919 from 8,431 for the prior year quarter. Average retail units sold per store per month increased to 30.3 from 28.4
  Strong cash flows supporting the significant increase in revenues and the $15.1 million increase in Finance Receivables, $1.3 million in net capital expenditures, and $15.3 million in common stock re-purchases with only a $19.0 million increase in total debt
  Active customer base now over 52,000
  Debt to equity of 42.8% and debt to finance receivables of 24.7%
  Allowance for credit losses remains unchanged at 22.0% of Finance Receivables
  Provision for credit losses of 22.6% of sales vs. 22.7% for prior year quarter

Highlights of six month operating results:

  Net income of $16.0 million ($1.55 per diluted share) vs. $14.2 million ($1.25 per diluted share) for prior year period (24.0% increase in diluted earnings per share)
  Revenue increase of 15.3% to $211.3 million from $183.3 million for the prior year period with same store revenue growth of 8.5%
  Retail unit sales increase of 12.2% to 18,968 from 16,912 for the prior year period. Average retail units sold per store per month increased to 29.3 from 28.5
  Strong cash flows supporting the significant increase in revenues and the $27.0 million increase in Finance Receivables, $2.0 million in net capital expenditures, and $26.4 million in common stock re-purchases with only a $28.9 million increase in total debt
  Provision for credit losses of 21.6% of sales
  Down payments increased to 7.1% from 7.0% for the prior year period

"We are very proud of our results for the quarter and the hard work and dedication of our associates," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart. "We continue to focus all of our efforts on increasing customer success by providing quality vehicles, affordable payment terms and excellent service. Our strength is our ability to individually work with our customers to help them succeed and our lot managers continue to raise the bar in this critical area of the business. Needless to say, we are excited about our future and the opportunities to expand our great products and services to new communities."

"Once again, our financial performance was solid for the quarter. We saw an improvement in credit losses and impressive leveraging at the Selling, General and Administrative line as lot level productivity improved resulting from our 20.7% increase in revenues. The 13.7% increase in same store revenues was outstanding and reflects our commitment to providing customers a superior experience that sets us apart from the competition in the areas we serve," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "It is an exciting time to be part of a company that is performing so well and has so much more room for growth. Our success results from our dedication to earning repeat business one customer at a time."

"The company repurchased 515,642 shares, or 5.1%, of its common stock during the second quarter. Since February 1, 2010 we have repurchased 2,184,908 shares, or 18.6% of our Company," added Mr. Williams. "We have opened five new dealerships so far this fiscal year and we plan to open five more between now and the end of the fiscal year, April 30, 2012. Additionally, beyond fiscal 2012, our plans continue to be to open new dealerships at an approximate 10% annual rate into the future. Our focus on cash flows and customer equity is allowing us to re-purchase shares and, at the same time, add customers at new and existing dealerships at a solid, controlled pace."

Conference Call

Management will be holding a conference call on Friday, November 18, 2011 at 11:00 a.m. Eastern time to discuss second quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #25454562.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 111 automotive dealerships in nine states and is the largest publicly held automotive retailer in the United States focused exclusively on the "Integrated Auto Sales and Finance" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as "may," "will," "should," "could, "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company's collection results;
  repurchases of the Company's common stock;
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its accounts effectively;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2011	Three Months Ended
	October 31,		vs.	October 31,
	2011	2010	2010	2011	2010
Operating Data:
Retail units sold	9,919	8,431	17.6%
Average number of stores in operation	109	99	10.1
Average retail units sold per store per month	30.3	28.4	6.7
Average retail sales price	$ 9,557	$ 9,209	3.8
Same store revenue growth	13.7%	8.1%
Net charge-offs as a percent of average Finance Receivables	6.5%	6.5%
Collections as a percent of average Finance Receivables	15.7%	16.2%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	82.4%	81.3%
Average down-payment percentage	6.8%	6.8%

Period End Data:
Stores open	111	101	9.9%
Accounts over 30 days past due	3.9%	3.9%	--
Finance Receivables, gross	$ 309,453	$ 277,022	11.7%

Operating Statement:
Revenues:
Sales	$ 100,128	$ 82,611	21.2%	100.0%	100.0%
Interest income	10,679	9,224	15.8	10.7	11.2
Total	110,807	91,835	20.7	110.7	111.2

Costs and expenses:
Cost of sales	57,807	47,269	22.3	57.7	57.2
Selling, general and administrative	16,721	14,684	13.9	16.7	17.8
Provision for credit losses	22,623	18,767	20.5	22.6	22.7
Interest expense	575	753	(23.6)	0.6	0.9
Interest expense- change in fair value of Interest Rate Swap	--	50	--	--	0.1
Depreciation and amortization	565	465	21.5	0.6	0.6
Total	98,291	81,988	19.9	98.2	99.2

Income before taxes	12,516	9,847		12.5	11.9

Provision for income taxes	4,756	3,658		4.7	4.4

Net income	$ 7,760	$ 6,189		7.8	7.5

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ 7,750	$ 6,179

Earnings per share:
Basic	$ 0.79	$ 0.57
Diluted	$ 0.77	$ 0.56

Weighted average number of shares outstanding:
Basic	9,776,817	10,892,177
Diluted	10,081,274	11,117,087
America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Six Months Ended		2011	Six Months Ended
	October 31,		vs.	October 31,
	2011	2010	2010	2011	2010
Operating Data:
Retail units sold	18,968	16,912	12.2%
Average number of stores in operation	108	99	9.1
Average retail units sold per store per month	29.3	28.5	2.8
Average retail sales price	$ 9,502	$ 9,225	3.0
Same store revenue growth	8.5%	7.2%
Net charge-offs as a percent of average Finance Receivables	12.0%	11.6%
Collections as a percent of average Finance Receivables	31.6%	32.5%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	81.6%	82.0%
Average down-payment percentage	7.1%	7.0%

Period End Data:
Stores open	111	101	9.9%
Accounts over 30 days past due	3.9%	3.9%	--
Finance Receivables, gross	$ 309,453	$ 277,022	11.7%

Operating Statement:
Revenues:
Sales	$ 190,452	$ 165,213	15.3%	100.0%	100.0%
Interest income	20,879	18,082	15.5	11.0	10.9
Total	211,331	183,295	15.3	111.0	110.9

Costs and expenses:
Cost of sales	109,369	93,702	16.7	57.4	56.7
Selling, general and administrative	32,918	29,475	11.7	17.3	17.8
Provision for credit losses	41,157	34,905	17.9	21.6	21.1
Interest expense	1,018	1,487	(31.5)	0.5	0.9
Interest expense- change in fair value of Interest Rate Swap	--	283	--	--	0.2
Depreciation and amortization	1,103	920	19.9	0.6	0.6
Total	185,565	160,772	15.4	97.4	97.3

Income before taxes	25,766	22,523		13.5	13.6

Provision for income taxes	9,725	8,369		5.1	5.1

Net income	$ 16,041	$ 14,154		8.4	8.6

Dividends on subsidiary preferred stock	$ (20)	$ (20)

Net income attributable to common shareholders	$ 16,021	$ 14,134

Earnings per share:
Basic	$ 1.60	$ 1.28
Diluted	$ 1.55	$ 1.25

Weighted average number of shares outstanding:
Basic	10,024,088	11,057,977
Diluted	10,330,549	11,276,850
America's Car-Mart, Inc.
Consolidated Balance Sheets and Other Data
(Dollars in Thousands)

	October 31,	April 30,
	2011	2011

Cash and cash equivalents	$ 330	$ 223
Finance receivables, net	$ 243,522	$ 222,305
Total assets	$ 301,023	$ 276,409
Total debt	$ 76,437	$ 47,539
Treasury stock	$ 64,301	$ 37,875
Stockholders' equity	$ 178,441	$ 187,011
Shares outstanding	9,642,717	10,496,628

Finance receivables:
Principal balance	$ 309,453	$ 282,478
Deferred Revenue - payment protection plan	$ (9,767)	$ (8,963)
Allowance for credit losses	(65,931)	(60,173)

Finance receivables, net of allowance & deferred revenue	$ 233,755	$ 213,342

Allowance as % of net principal balance	22.0%	22.00%

Changes in allowance for credit losses:
	Six Months Ended
	October 31,
	2011	2010
Balance at beginning of year	$ 60,173	$ 55,628
Provision for credit losses	41,157	34,905
Net charge-offs	(35,399)	(31,499)

Balance at end of period	$ 65,931	$ 59,034
CONTACT: William H. ("Hank") Henderson, CEO
         (479) 464-9944
         or
         Jeffrey A. Williams, CFO
         (479) 418-8021